UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 6, 2023

First Wave BioPharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37853	46-4993860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Yamato Road, Suite 502 Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 589-7020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	FWBI	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On February 7, 2023, First Wave BioPharma, Inc. (the “Company”) issued a press release announcing the Nasdaq Hearing Panel (the “Panel”) had notified the Company that it had regained compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the "Minimum Bid Price Rule") and advised that the Panel's oversight process of the Company is now closed. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01 Other Events.

Nasdaq Compliance

As previously reported, on December 14, 2022, the Company received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC indicating the Company was not in compliance with the Minimum Bid Price Rule to maintain a minimum bid price of $1.00 per share for its common stock.

On February 6, 2023, the Company received a letter from the Panel indicating that the Company has regained compliance with the Minimum Bid Price Requirement and that the Panel's oversight process of the Company is now closed.

Risk Factor

The Company is including the below update to its risk factors, for the purpose of supplementing and updating the disclosure contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2022 (as amended on Form 10-K/A filed with the SEC on May 10, 2022) and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, filed with the SEC on May 23, 2022, June 30, 2022, filed with the SEC on August 15, 2022, and September 30, 2022, filed with the SEC on November 13, 2022.

Our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the delisting of our Common Stock.

Our common stock is currently listed for trading on The Nasdaq Capital Market. We must satisfy the continued listing requirements of Nasdaq to maintain the listing of our common stock on The Nasdaq Capital Market.

As we have previously reported, on November 26, 2021, we received notice from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that we were not in compliance with the $2.5 million minimum stockholders’ equity requirement for continued listing of our common stock on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Rule”).

On January 10, 2022, we submitted a plan to the Staff to regain compliance with the Minimum Stockholders’ Equity Rule and on February 15, 2022, the Staff notified us that Nasdaq had granted us an extension through May 25, 2022, to regain compliance. On May 26, 2022, we received a letter from the Staff indicating that, based upon our continued non-compliance with the Minimum Stockholders’ Equity Rule, the Staff had determined to delist the Company’s securities from The Nasdaq Capital Market unless we timely requested a hearing before a Nasdaq Hearing Panel (the “Panel”).

Additionally, on May 16, 2022, we received notice from the Staff indicating that, based upon the closing bid price of our common stock for the prior 30 consecutive business days, we were not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). We had 180 days from May 16, 2022, or through November 14, 2022, to regain compliance with the Bid Price Rule. After receiving stockholder approval at the annual meeting of stockholders on August 26, 2022, we effected a one-for-thirty reverse stock split of our common stock. By letter dated September 12, 2022, the Staff advised us that we had regained compliance with the Bid Price Rule.

We timely requested a hearing before the Panel. Following the hearing, on July 11, 2022, the Panel granted our request for continued listing of our common stock (the “Exception”). The Exception was subject to a number of significant conditions that must be satisfied on or before specific deadlines set forth in the Exception, including the completion of one or more significant equity financings on terms described in the Exception. The final term of the Exception expired on November 22, 2022. As previously reported, on November 22, 2022, we closed a private placement offering for gross proceeds of approximately $2.5 million. As a result of that financing, we filed a Current Report on Form 8-K on December 16, 2022, stating, as of the date of that filing, we believed that we had stockholders’ equity in excess of the $2.5 million required under the Minimum Stockholders’ Equity Rule. On December 20, 2022, we received a letter from the Panel confirming that the Company had regained compliance with the Minimum Stockholders’ Equity Rule.

On December 14, 2022, we received notice from the Staff indicating that, based upon the closing bid price of our common stock for the prior 30 consecutive business days, we were not in compliance with the Bid Price Rule. After receiving stockholder approval at a special meeting of stockholders on January 13, 2023, we effected a one-for-seven reverse stock split of our common stock. By letter dated February 6, 2023, the Panel advised us that we had regained compliance with the Bid Price Rule and that the matter was closed.

There can be no assurance that we will be able to sustain compliance with all applicable requirements for continued listing on The Nasdaq Capital Market. In the event that we are unable to comply with The Nasdaq Capital Market’s continued listing standards, our common stock may be delisted from The Nasdaq Capital Market.

Additionally, in 2020, the SEC approved a previously proposed Nasdaq rule change to expedite delisting of securities with a closing bid price at or below $0.10 for 10 consecutive trading days during any bid price compliance period and that have had one or more reverse stock splits with a cumulative ratio of one for 250 or more shares over the prior two-year period. In addition, if a company falls out of compliance with the $1.00 minimum bid price after completing reverse stock splits over the immediately preceding two years that cumulatively result in a ratio one for 250 shares, the company will not be able to avail itself of any bid price compliance periods under Rule 5810(c)(3)(A), and Nasdaq will instead require the issuance of a Staff delisting determination. We could appeal the determination to a hearings panel, which could grant us a 180-day exception to remain listed if it believes we would be able to achieve and maintain compliance with the bid price requirement. We believe that we would be subject to these procedures applicable to a company with recurring deficiencies (Nasdaq Rule 5815(d)(4)(B)).

If our common stock were delisted from The Nasdaq Capital Market, trading of our common stock would most likely take place on an over-the-counter market established for unlisted securities, such as the OTCQB or the Pink Market maintained by OTC Markets Group Inc. An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market, and many investors would likely not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, as a delisted security, our common stock would be subject to SEC rules as a “penny stock,” which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our common stock. In addition, delisting would materially and adversely affect our ability to raise capital on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our common stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified employees and to raise capital.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated February 7, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Wave BioPharma, Inc.

February 7, 2023	By:	/s/ James Sapirstein
	Name:	James Sapirstein
	Title:	Chief Executive Officer